Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91676 and Form S-8 No. 333-146504) pertaining to the CACI $MART Plan of CACI International Inc of our report dated June 24, 2010, with respect to the financial statements and schedule of the CACI $MART Plan of CACI International Inc included in this Annual Report (Form 11-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

McLean, Virginia

June 24, 2010